Exhibit 99.1

Heritage Reports Fourth Quarter 2021 Results Including Strong Underwriting Income on

Revenue Growth and Combined Ratio Improvement

Tampa, FL – March 7, 2022: Heritage Insurance Holdings, Inc. (NYSE: HRTG) (“Heritage” or the “Company”), a super-regional property and casualty insurance holding company, today reported fourth quarter and full-year 2021 financial results.

Fourth Quarter and Full-Year 2021 Highlights

•

Fourth quarter net loss of $49.2 million or $(1.79) per share, down from $2.8 million or $0.10 per diluted share in the prior year quarter, with the reduction stemming from a $60.5 million ($2.20 per share) non-cash, mostly non-deductible, goodwill impairment charge.

•

Fourth quarter non-GAAP adjusted net income** of $11.3 million or $0.41 per diluted share, up from $2.8 million or $0.10 per diluted in the prior year quarter, with the improvement stemming from stronger underwriting profitability.

•	Net combined ratio of 93.2%, improving from 108.7% in fourth quarter 2020 to its lowest level in two years.

•	Net loss ratio of 61.9%, improving 8.5 points from the prior year quarter, as both attritional and net current accident quarter weather losses improved.

•	Net expense ratio of 31.3%, down 7.0 points from the prior year quarter.

•

Premiums-in-force of $1.2 billion, up 8.3% year-over-year, with the increase primarily stemming from rate increases, while a 1.7% decline in policies-in-force over the same period reflected Heritage’s selective underwriting.

•	Gross premiums earned of $293.7 million, up 10.7% from $265.4 million in the prior year quarter, reflecting higher gross premiums written over the last twelve months.

•

Gross premiums written of $278.8 million, down 1.2% from the prior year quarter, as intentional exposure-management and re-underwriting efforts resulted in a 17.8% reduction in Florida, largely offset by growth in other regions.

•	Continued execution of Heritage’s diversification strategy, as Florida accounted for just 26.9% of overall total insured value, down from 31.3% as of year-end 2020.

“As expected, we are beginning to see the initial benefits of the strategic initiatives we launched in 2021, as we focus on meaningful rate increases, re-underwriting existing business, selectively accepting new business, optimizing our distribution network, enhancing the agent experience and improving expense management,” said Heritage CEO Ernie Garateix. “The result of those actions was solid underwriting performance in the fourth quarter, as weather losses normalized and year-over-year, the attritional loss ratio, which excludes current accident quarter weather losses and prior year development, improved by over 4 points. We also continued to execute our diversification strategy, with significant opportunities for future growth in geographies where we already have meaningful and proven distribution partnerships. I’m pleased with our progress and expect continued positive momentum in 2022 and beyond.”

Capital Management

Heritage’s Board of Directors declared a quarterly cash dividend of $0.06 per share on the Company’s common stock. The dividend will be paid on April 6, 2022 to shareholders of record as of March 17, 2022.

In addition, Heritage’s Board of Directors approved a new $25 million share repurchase authorization through December 31, 2022.

In fourth quarter 2021, the Company, under the prior repurchase authorization, repurchased 1,108,789 shares for $7.2 million at an average price of $6.48 per share.

**Adjusted net income, Adjusted earnings per share, and Adjusted Return on Equity are Non-GAAP measures defined and reconciled to the most directly comparable GAAP financial measures in the “Non-GAAP Financial Measurements” section of this release.

Results of Operations

The following table summarizes our results of operations for the three and twelve months ended December 31, 2021 and 2020 (amounts in thousands, except percentages and per share amounts):

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change		2021	2020	Change
Revenue	$166,712	$159,548	4.5%		$631,561	$593,385	6.4%
Net (loss) income	$(49,218)	$2,808	NM	%	$(74,727)	$9,326	NM	%
Non-GAAP adjusted net income (loss)**	$11,282	$2,808	301.8%		$(14,227)	$9,326	(252.6)%
(Loss) income per share	$(1.79)	$0.10	NM	%	$(2.69)	$0.33	(915.2)%
Non-GAAP adjusted net income (loss) per share**	$0.41	$0.10	309.5%		$(0.51)	$0.33	(254.5)%

Book value per share	$12.82	$15.94	(19.6)%		$12.82	$15.94	(19.6)%
Return on equity*	(52.6)%	2.5%	(55.1	)pts	(19.0)%	2.1%	(21.1	)pts
Non-GAAP adjusted return on equity **	12.1%	2.5%	9.6	pts	(3.6)%	2.1%	(5.7	)pts

Underwriting summary
Gross premiums written	$278,820	$282,324	(1.2)%		$1,164,879	$1,080,100	7.8%
Gross premiums earned	$293,696	$265,353	10.7%		$1,144,162	$996,842	14.8%
Ceded premiums earned	$(133,768)	$(113,923)	17.4%		$(533,091)	$(452,120)	17.9%
Net premiums earned	$159,928	$151,430	5.6%		$611,071	$544,722	12.2%

Ceded premium ratio	45.5%	42.9%	2.6	pts	46.6%	45.4%	1.2	pts

Ratios to Net Premiums Earned:
Loss ratio	61.9%	70.4%	(8.5	)pts	69.9%	68.5%	1.4	pts
Expense ratio	31.3%	38.3%	(7.0	)pts	34.7%	38.5%	(3.8	)pts
Combined ratio	93.2%	108.7%	(15.5	)pts	104.6%	107.1%	(2.5	)pts

*	Return on equity represents annualized net income for the period divided by average stockholders’ equity during the period.

Note: Percentages and sums in the table may not recalculate precisely due to rounding.

Ratios

Ceded premium ratio represents ceded premiums as a percentage of gross premiums earned.

Net loss ratio represents net losses and loss adjustment expenses (“LAE”) as a percentage of net premiums earned.

Net expense ratio represents policy acquisition costs (“PAC”) and general and administrative (“G&A”) expenses as a percentage of net premiums earned. Ceding commission income is reported as a reduction of PAC and G&A expenses. Goodwill impairment is not a component of PAC or G&A and is not reflected in the net expense ratio.

Net combined ratio represents the sum of net losses and LAE, PAC and G&A expenses as a percentage of net premiums earned. The net combined ratio is a key measure of underwriting performance traditionally used in the property and casualty industry. A combined ratio under 100% generally reflects profitable underwriting results.

**Adjusted net income, Adjusted earnings per share, and Adjusted Return on Equity are Non-GAAP measures defined and reconciled to the nearest GAAP financial measures in the “Non-GAAP Financial Measurements” section of this release.

Quarterly Financial Results

Fourth quarter 2021 net loss was $49.2 million, compared to net income of $2.8 million in the prior year quarter. The year-over-year change was primarily attributed to a $60.5 million non-cash goodwill impairment charge and a large tax benefit in the prior year quarter, partly offset by higher underwriting income associated with rate increases, re-underwriting efforts and normalized weather. The goodwill impairment charge was recorded following the Company’s annual valuation review and principally stemmed from its common stock valuation and prevailing valuation multiples in the property insurance market.

Fourth quarter 2021 non-GAAP adjusted net income** was $11.3 million, up from adjusted net income of $2.8 million in the prior year quarter. Non-GAAP adjusted net income** growth primarily stemmed from higher rates, lower current accident year weather and attritional losses, and lower general and administrative expenses, partly offset by lower favorable prior year reserve development.

Gross premiums written were $278.8 million, down 1.2% year-over-year, as intentional exposure-management and re-underwriting efforts resulted in a 17.8% decline in Florida that was largely offset by 16.7% growth in other states.

Premiums-in-force were $1.2 billion as of fourth quarter 2021, representing a 0.8% annualized decline from third quarter 2021 due to continued proactive underwriting actions. Year-over-year, premiums-in-force were up 8.3%, while policies-in-force were down 1.7%, with the delta primarily reflecting rate increases.

Gross premiums earned were $293.7 million in fourth quarter 2021, up 10.7% from $265.4 million in the prior year quarter. The increase reflects higher gross premiums written over the last twelve months.

The ceded premium ratio was 45.5% in fourth quarter 2021, up 2.6 points from 42.9% in the prior year quarter. The increase primarily stems from ceded premium growth that outpaced gross premiums earned growth due to our exposure management efforts. Additionally, the prior year quarter’s ceded premium ratio benefitted from year-end reinsurance true-ups.

The net loss ratio was 61.9% in fourth quarter 2021, down 8.5 points from 70.4% in the prior year quarter. The decrease primarily stems from a $9.1 million reduction in net current accident quarter weather losses, including a $12.7 million decline in catastrophe losses and a $3.6 million increase in other weather losses, partly offset by lower favorable prior year reserve development. Net current accident quarter weather was $29.8 million in fourth quarter 2021, including $11.7 million of catastrophe losses and $18.1 million of other weather losses.

The net expense ratio was 31.3% in fourth quarter 2021, down 7.0 points from 38.3% in the prior year quarter. The decline stems largely from costs associated with executive management departures and compensation in the prior year quarter.

The net combined ratio was 93.2% in fourth quarter 2021, down 15.5 points from 108.7% in the prior year quarter. The decrease stems from lower net loss and expense ratios, as described above.

Book Value Analysis

Book value per share was $12.82 at December 31, 2021, down 19.6% from fourth quarter 2020.

	As Of
Book Value Per Share	December 31, 2021	December 31, 2020	December 31, 2019
Numerator:
Common stockholders’ equity	$343,051	$442,344	$448,799

Denominator:
Total Shares Outstanding	26,753,511	27,748,606	28,650,918

Book Value Per Common Share	$12.82	$15.94	$15.66

Conference Call Details:

Tuesday, March 8, 2021– 9:30 a.m. ET

Participant Dial-in Numbers Toll Free: 1-888-346-3095

Participant International Dial In: 1-412-902-4258

Canada Toll Free: 1-855-669-9657

Webcast:

To listen to the live webcast, please go to http://investors.heritagepci.com/. This webcast will be archived and accessible on the Company’s website.

**Adjusted net income, Adjusted earnings per share, and Adjusted Return on Equity are Non-GAAP measures defined and reconciled to the nearest GAAP financial measures in the “Non-GAAP Financial Measurements” section of this release.

HERITAGE INSURANCE HOLDINGS, INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31,
	2021	2020
ASSETS
Fixed maturities, available-for-sale, at fair value	$669,354	$561,011
Equity securities, at fair value	1,415	1,599
Other investments, net	23,929	26,409

Total investments	694,698	589,019
Cash and cash equivalents	359,337	440,956
Restricted cash	5,415	5,427
Accrued investment income	3,167	2,737
Premiums receivable, net	71,925	77,471
Reinsurance recoverable on paid and unpaid claims, net	269,391	355,037
Prepaid reinsurance premiums	265,873	245,818
Income taxes receivable	11,739	32,224
Deferred policy acquisition costs, net	93,881	89,265
Property and equipment, net	17,426	18,685
Right-of-use lease asset, net	27,753	6,461
Intangibles, net	55,926	62,277
Goodwill	91,959	152,459
Other assets	12,272	11,543

Total Assets	$1,980,762	$2,089,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Unpaid losses and loss adjustment expenses	$590,166	$659,341
Unearned premiums	590,419	569,618
Reinsurance payable	191,728	161,918
Long-term debt, net	120,757	120,998
Deferred income tax liability, net	9,426	18,477
Advance premiums	24,504	18,268
Accrued compensation	8,014	9,325
Lease liability	31,172	8,155
Accounts payable and other liabilities	71,525	80,935

Total Liabilities	$1,637,711	$1,647,035

Stockholders’ Equity:
Common stock, $0.0001 par value	3	3
Additional paid-in capital	332,797	331,867
Accumulated other comprehensive income, net of taxes	(4,573)	6,057
Treasury stock, at cost	(123,557)	(115,365)
Retained earnings	138,381	219,782

Total Stockholders’ Equity	343,051	442,344

Total Liabilities and Stockholders’ Equity	$1,980,762	$2,089,379

HERITAGE INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Income and Other Comprehensive (Loss) Income

(Amounts in thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
REVENUE:
Gross premiums written	$278,820	$282,324	$1,164,879	$1,080,100
Change in gross unearned premiums	14,876	(16,971)	(20,717)	(83,258)

Gross premiums earned	293,696	265,353	1,144,162	996,842
Ceded premiums	(133,768)	(113,923)	(533,091)	(452,120)

Net premiums earned	159,928	151,430	611,071	544,722
Net investment income	1,855	2,519	5,652	12,302
Net realized and unrealized gains (losses)	910	2,018	(16)	22,395
Other revenue	4,019	3,581	14,854	13,966

Total revenue	166,712	159,548	631,561	593,385
EXPENSES:
Losses and loss adjustment expenses	98,994	106,618	427,370	373,387
Policy acquisition costs	36,785	36,032	145,968	128,276
General and administrative expenses	13,297	21,954	65,787	81,537
Goodwill impairment	60,500	—	60,500	—

Total expenses	209,576	164,604	699,625	583,200

Operating (loss) income	$(42,864)	$(5,056)	$(68,064)	$10,185
Interest expense, net	2,017	2,033	7,970	7,972

Income (loss) before taxes	$(44,881)	$(7,089)	$(76,034)	$2,213

Provision (benefit) for income taxes	4,337	(9,897)	(1,307)	(7,113)

Net (loss) income	$(49,218)	$2,808	$(74,727)	$9,326

OTHER COMPREHENSIVE (LOSS) INCOME:
Change in net unrealized gains on investments	(5,345)	1,408	(13,661)	20,738
Reclassification adjustment for net realized investment losses (gains)	32	(2,018)	(64)	(22,395)
Income tax benefit related to items of other comprehensive income (loss)	1,145	142	3,095	384

Total comprehensive (loss) income	$(53,386)	$2,341	$(85,357)	$8,053

Weighted average shares outstanding
Basic	27,546,664	27,748,606	27,804,355	27,978,519
Diluted	27,546,664	27,753,317	27,804,355	27,988,966
(Loss) earnings per share
Basic	$(1.79)	$0.10	$(2.69)	$0.33
Diluted	$(1.79)	$0.10	$(2.69)	$0.33

About Heritage

Heritage Insurance Holdings, Inc. is a super-regional property and casualty insurance holding company. Through its insurance subsidiaries and a large network of experienced agents, the Company writes approximately $1.2 billion of gross personal and commercial residential premium across its multi-state footprint.

Non-GAAP Financial Measurements

We measure our performance with several financial and operating metrics. We use these metrics to assess the progress of our business, make decisions on where to allocate capital, time and investments and assess the long-term performance of our company. Certain of these financial metrics are reported in accordance with U.S. GAAP and certain of these metrics are considered non-GAAP financial measures. As our business evolves, we may make changes to our key financial and operating metrics used to measure our performance in future periods. For further information and a reconciliation to the most applicable financial measures under U.S. GAAP, refer to our reconciliation below.

Non-GAAP adjusted net income is a non-GAAP financial measure and the most directly comparable GAAP financial measure is net income. Non-GAAP adjusted net income is calculated by adding back the non-recurring, non-cash charges of $60.5 million related to impairment of goodwill for the three months and year ended December 31, 2021, respectively.

Non-GAAP adjusted earnings per share (EPS) is a non-GAAP measure and is calculated by dividing the non-GAAP adjusted net income by the number of fully diluted shares at end the of period.

Non-GAAP adjusted return on equity is a non-GAAP measure and is calculated by using non-GAAP adjusted net income as the base for the calculation.

We use these non-GAAP financial measures internally as performance measures and believe that these measures reflect the financial performance of the Company’s ongoing business and core operations. As a supplement to the primary GAAP presentations, Non-GAAP financial measures provide meaningful supplemental information about our operating performance. We believe that these non-GAAP financial measures facilitate comparisons with our historical results and with the results of peer companies who present similar measures (although other companies may define non-GAAP measures differently than we define them, even when similar terms are used to identify such measures). These metrics should only be considered as supplemental to net income, earnings per share and return on equity as measures of our performance. These measures should also not be used as a supplement to, or substitute for, cash flow from operating activities (computed in accordance with U.S. GAAP).

The following tables are reconciliations of adjusted net income, adjusted earnings per share and adjusted return on equity to the most directly comparable U.S. GAAP financial measures for the quarters and years ended December 31, 2021 and 2020, respectively:

	Three Months Ended December 31,				Year Ended December 31,
	2021	2020	Change		2021	2020	Change

	(in thousands except per share data)
Income Statement Data
Net (loss) income	$(49,218)	$2,808	NM	%	$(74,727)	$9,326	$(901.3)%
Less: Goodwill impairment	(60,500)	—	NM		(60,500)	—	NM

Non-GAAP adjusted net income (loss)**	$11,282	$2,808	301.8%		$(14,227)	$9,326	$(252.6)%

Diluted Earnings Per Share Data
Net (loss) income	$(1.79)	$0.10	NM	%	$(2.69)	$0.33	(915.15)%
Less: Goodwill impairment[1]	(2.20)	—	NM		(2.18)	—	NM

Non-GAAP adjusted net income (loss)**	$0.41	$0.10	309.5%		$(0.51)	$0.33	(254.5)%

Return on Equity Data
Return on Equity	(52.6)%	2.5%	(55.1	)pts	(19.0)%	2.1%	(21.1	)pts
Less: Goodwill impairment	(64.7)%	—%	NM	pts	(15.4)%	—%	NM	pts

Non-GAAP adjusted return on equity**	12.1%	2.5%	9.6	pts	(3.6)%	2.1%	(5.7	)pts

NM - not meaningful

[1]	Amount is calculated by dividing the goodwill impairment of $60.5 million by the diluted weighted average shares outstanding at December 31, 2021 of 27,546,664

**Adjusted net income, Adjusted earnings per share, and Adjusted Return on Equity are Non-GAAP measures defined and reconciled to the most directly comparable GAAP financial measures in the “Non-GAAP Financial Measurements” section of this release.

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020

	(annualized)
Income Statement Data
Net (loss) income	$(196,874)	$11,232	$(74,727)	$9,326
Non-GAAP adjusted net income (loss)**	$45,126	$11,232	$(14,227)	$9,326

Divided by Average Equity:
Shareholders’ equity at January 31, 2021	$405,025	$443,140	$442,344	$448,799
Shareholders’ equity at December 31, 2021	343,051	442,344	343,051	442,344

Average Shareholders’ Equity	$374,038	$442,742	$392,697	$445,571

Return on Equity	(52.6)%	2.5%	(19.0)%	2.1%

Non-GAAP adjusted return on equity**	12.1%	2.5%	(3.6)%	(5.7)%

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “or “continue” or the other negative variations thereof or comparable terminology are intended to identify forward-looking statements. This release includes forward-looking statements relating to (i) opportunities for future growth in geographies and the impact of distribution partnerships on that growth and (ii) the impact of our strategic initiatives on our financial results and our profitability position for 2021 and beyond. The risks and uncertainties that could cause our actual results to differ from those expressed or implied herein include, without limitation: the success of the Company’s underwriting and profitability initiatives; the continued and potentially prolonged impact of the COVID-19 pandemic on the economy, demand for our products and our operations; inflation and other changes in economic conditions (including changes in interest rates and financial and real estate markets), including as a result of the COVID-19 pandemic; the impact of new federal and state regulations that affect the property and casualty insurance market; the costs of reinsurance, the collectability of reinsurance and our ability to obtain reinsurance coverage on terms and at a cost acceptable to us; assessments charged by various governmental agencies; pricing competition and other initiatives by competitors; our ability to obtain regulatory approval for requested rate changes, and the timing thereof; legislative and regulatory developments; the outcome of litigation pending against us, including the terms of any settlements; risks related to the nature of our business; dependence on investment income and the composition of our investment portfolio; the adequacy of our liability for losses and loss adjustment expense; our ability to build and maintain relationships with insurance agents; claims experience; ratings by industry services; catastrophe losses; reliance on key personnel; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail); changes in loss trends; acts of war and terrorist activities; court decisions and trends in litigation; and other matters described from time to time by us in our filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission on March 9, 2021 and subsequent filings. The Company undertakes no obligations to update, change or revise any forward-looking statement, whether as a result of new information, additional or subsequent developments or otherwise.

Investor Contact:

investors@heritagepci.com

**Adjusted net income, Adjusted earnings per share, and Adjusted Return on Equity are Non-GAAP measures defined and reconciled to the most directly comparable GAAP financial measures in the “Non-GAAP Financial Measurements” section of this release.